Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of September 2, 2021 (“Effective Date”), by and between STORE CAPITAL ACQUISITIONS, LLC, a Delaware limited liability company (“Purchaser”), and LUBY’S FUDDRUCKERS RESTAURANTS, LLC, a Delaware limited liability company (“Seller”).  Except as otherwise expressly defined herein, capitalized terms will have the meanings set forth on Exhibit A attached hereto and incorporated herein by this reference.  For and in consideration of the mutual covenants and promises hereinafter set forth, the parties hereby mutually covenant and agree as follows:

ARTICLE I

PURCHASE OF PROPERTIES

Section 1.01.  Agreement to Purchase.  Purchaser agrees to purchase, and Seller agrees to sell, in accordance with the terms, conditions and stipulations set forth in this Agreement (the “Transaction”), all of Seller’s right, title and interest in and to (a) the parcel or parcels of real property, as more particularly described on Exhibit B attached hereto, and any and all improvements located thereon and appurtenances related thereto (collectively, the “Real Property”); (b) all fixtures affixed thereto (excepting, for the avoidance of doubt, any fixtures owned by the Lessee); (c) all plans, specifications and studies pertaining to the Real Property in Seller’s possession or under its control; (d) all mineral, oil and gas rights, water rights, sewer rights and other utility rights allocated to the Real Property; and (e) all easements, licenses, privileges and other property interests belonging or appurtenant to the Real Property (all of the foregoing items in clauses (a) through (e) above, now or hereafter existing, individually, a “Property” and collectively, the “Properties”).

Section 1.02.  Purchase Price.  The aggregate purchase price to be paid by Purchaser to Seller for the Properties is $88,000,000.00 (the “Purchase Price”).  The Purchase Price shall be paid by Purchaser in immediately available federal funds at Closing.

Section 1.03.  Lease of Properties.  On or before the expiration of the Inspection Period, Lessee and Purchaser shall agree upon one (1) or more Master Lease Agreements as Lessee and Purchaser shall agree, pursuant to which Purchaser shall lease the Properties to Lessee, at the rent and pursuant to the terms and conditions contained therein (collectively, the “Leases”); provided, that, Purchaser agrees to reasonably consider into entering into five (5) Leases.

Section 1.04.  Prorations.  In view of the subsequent lease of the Properties to Lessee pursuant to the Leases and Lessee’s obligations thereunder, there shall be no proration of insurance, taxes, special assessments, utilities or any other costs related to the Properties between Seller and Purchaser at Closing.  All real and personal property and other applicable taxes and assessments, utilities and any other charges relating to the Properties which are due and payable on or prior to the Closing Date shall be paid by Seller (or by the lessee under the Existing Leases) at or prior to Closing, and all other taxes and assessments shall be paid by Lessee in accordance with the terms of the Leases.

Section 1.05.  Transaction Costs.  Subject to Section 6.02(a) below, whether or not the Transaction closes, (a) Seller shall be responsible for the payment of all Transaction Costs incurred by Seller and Purchaser in connection with the Transaction (unless the failure to close the Transaction is due to Purchaser’s fraud or willful misconduct); (b) Seller and Purchaser shall each be responsible for the payment of the fees and expenses of their respective legal counsel, accountants and other professional advisers (“Professional Fees”); and (c) Purchaser shall be responsible for any and all costs incurred in connection with Purchaser’s financing of the Transaction (including any Affiliate loans), including, without limitation, the cost of mortgagee’s title insurance policies and endorsements thereto, mortgage taxes and recording fees for any mortgages.  In no event shall Seller be responsible to pay in excess of $637,000.00 for Transaction Costs (exclusive of Seller’s Professional Fees).  The provisions of this Section shall survive Closing or termination of this Agreement for any reason. The parties acknowledge and agree that as of the Effective Date, Seller has deposited an amount equal to $127,000.00 with Purchaser, which amount shall be applied to Transaction Costs, whether or not the Transaction closes (unless the failure to close the Transaction is due to Purchaser’s fraud or willful misconduct). Any amounts not applied to Transaction Costs at Closing or the earlier termination of this Agreement shall be refunded in immediately available federal funds to Seller.

ARTICLE II

DUE DILIGENCE

Section 2.01.  Title Insurance.

(a)        Title Commitments and Title Policies.  Purchaser shall order owner’s title insurance commitments (collectively, the “Title Commitments”) with respect to the Properties issued by the Title Company, for ALTA Owner’s Extended Coverage Title Insurance Policies, together with any endorsements, that Purchaser may reasonably require (collectively, the “Title Policies”).  Purchaser shall cause copies of the Title Commitments to be delivered to Seller.  All costs related to the Title Policies, escrow fees and other closing costs shall be included in Transaction Costs, payable as set forth in and subject to Section 1.05.

(b)         Title Company.  The Title Company is hereby employed by the parties to act as escrow agent in connection with this Transaction.  This Agreement shall be used as instructions to the Title Company, as escrow agent, which may provide its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail.  The Title Company’s receipt of this Agreement and the opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of the Title Company’s agreement to be bound by the terms and conditions of this Agreement pertaining to the Title Company.

(c)          Title Company Actions.  The Title Company is authorized to pay, from any funds held by it for each party’s respective credit, all amounts necessary to procure the delivery of any documents and to pay, on behalf of Purchaser and Seller, all charges and obligations payable by them hereunder, respectively.  Seller and Purchaser will pay all charges payable by them to the Title Company, as escrow agent.  The Title Company shall not cause the Transaction to close unless and until it has received written instructions from Purchaser and Seller to do so.  The Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until a determination by a court of competent jurisdiction of the rights of Seller and Purchaser or to interplead such documents and/or funds in an action brought in any such court.  Deposit by the Title Company of such documents and funds, after deducting therefrom its reasonable out-of-pocket charges, expenses and attorneys’ fees actually incurred in connection with any such court action, shall relieve the Title Company of all further liability and responsibility for such documents and funds.

(d)         Title Objections.

(i)          Within five (5) days after the Purchaser’s receipt of both a Title Commitment and the related Survey for each Property, Purchaser shall notify Seller in writing of Purchaser’s objection to any exceptions or other title matters shown on any Title Commitment or the related Survey that are not Permitted Encumbrances (each, a “Title Objection”).  Unless Purchaser shall timely object to any such exceptions or title matters, all such exceptions or title matters shall be deemed to constitute Permitted Encumbrances.  Seller may elect (but shall not be obligated) to remove or cause to be removed, or insured over at its expense any title matters which are not Permitted Encumbrances as set forth in a Title Objection, and shall be entitled to a reasonable adjournment of the Closing (not to exceed sixty (60) days) only as to the Property or Properties to which such Title Objection(s) relate for the purpose of such removal or cure, which removal or cure will be deemed effected by the issuance of title insurance eliminating or insuring against the effect of such title matter (it being understood that the Closing of the other Properties shall not be adjourned).  If prior to Closing any Title Objection with respect to any individual Property is not removed or resolved by Seller to Purchaser’s reasonable satisfaction (except for the lien of the Existing Mortgages that will be satisfied at Closing with proceeds from Purchaser at Closing), then, on or prior to Closing, Purchaser shall notify Seller in writing of the Properties affected thereby, and subject to Section 2.09, Purchaser shall have the option, as its sole remedy, upon written notice to Seller on or before Closing, to (x) terminate this Agreement as to such affected Properties, in which event neither party will have any further obligations or liability hereunder with respect to such affected Properties, except for those obligations expressly stated to survive such termination, and (y) remove the applicable Properties from the Properties to be conveyed hereunder, with a reasonably appropriate adjustment to the Purchase Price, and proceed to close with respect to the remaining Properties.

(ii)          Purchaser shall direct the Title Company to deliver a copy of any update or continuation to a Title Commitment or the Survey to Seller simultaneously with its delivery of the same to Purchaser.  If any supplement to a Title Commitment or the related Survey discloses any additional title defects which were not created by or with the consent of Purchaser, and which are not acceptable to Purchaser, Purchaser shall notify Seller in writing of its objection thereto (each, an “Additional Title Objection”) within three (3) days following receipt of such supplement or revision (but in no event later than two (2) days prior to the Closing Date).  Seller may elect (but shall not be obligated) to remove or cause to be removed, or insured over at its expense any title matters which are not Permitted Encumbrances as set forth in an Additional Title Objection, and shall be entitled to a reasonable adjournment of the Closing (not to exceed sixty (60) days) only as to the Property or Properties to which such Additional Title Objection(s) relate for the purpose of such removal or cure, which removal or cure will be deemed effected by the issuance of title insurance eliminating or insuring against the effect of such title matter (it being understood that the Closing of the other Properties shall not be adjourned). If any Additional Title Objection with respect to any individual Property is a Must-Remove Title Objection) and is not removed or resolved by Seller to Purchaser’s reasonable satisfaction prior to the Closing Date, then, subject to Section 2.09, Purchaser shall have the option, as its sole remedy, upon written notice to Seller, to (x) terminate this Agreement as to such affected Properties, in which event neither party will have any further obligations or liability hereunder with respect to such affected Properties, except for those obligations expressly stated to survive such termination and (y) remove the applicable Properties from the Properties to be conveyed hereunder, with a reasonably appropriate adjustment to the Purchase Price, and proceed to close with respect to the remaining Properties.

(iii)          Purchaser’s failure to timely deliver a Title Objection or an Additional Title Objection shall be deemed Purchaser’s acceptance of the matters disclosed by the Title Commitments and the related Surveys.  If Purchaser does not timely terminate this Agreement by reason of any Title Objection or Additional Title Objection, as provided in this Section 2.01, then such Title Objection or Additional Title Objection shall be deemed waived and approved by Purchaser and shall thereafter be deemed a Permitted Encumbrance.

Section 2.02.  Seller Documents.  Within five (5) Business Days following the Effective Date, Seller shall deliver to Purchaser the following items to the extent the same exist and are in Seller’s possession or under its control (collectively, the “Seller Documents”): (a) “as‑built” plans and specifications for each of the Properties; (b) a certificate of occupancy (or its jurisdictional equivalent) for each of the Properties; (c) the most recent surveys related to the Properties; (d) the most recent environmental reports related to the Properties (including without limitation, Phase I and Phase II environmental investigation reports); (e) intentionally omitted; (f) all guaranties and warranties in effect with respect to the Properties; (g) intentionally omitted; (h) unaudited statements of operations of the Properties for the fiscal years ended August 29, 2018, August 28, 2019 and August 26, 2020, and the unaudited statements of operations of the Properties as of and for the six-month period ended March 10, 2021 (collectively, the “Financial Statements”); (i)  the most recent property condition reports related to the Properties; and (j) all other material documents related to the ownership and operation of the Properties, and reasonably requested by Purchaser.  Notwithstanding the foregoing, Seller shall have no obligation to make available or deliver to Purchaser any of the following proprietary materials: (1) information contained in Seller's financial analyses or projections or other internal documents relating to the Property, including any valuation documents for the Properties, (2) material which is subject to attorney-client privilege or which is attorney work product, and (3) material which Seller is legally required not to disclose.  Seller shall use commercially reasonable efforts to cause Lessee to deliver to Purchaser copies of Lessee’s financial analyses or projections for the Properties.

Section 2.03.  Survey.  Purchaser shall order a current ALTA/NSPS “as built” survey as required for each Property from one or more surveyors selected by Purchaser (collectively, the “Surveys”), together with (a) evidence reasonably satisfactory to Purchaser that each Property fully complies in all material respects with all zoning ordinances of the Governmental Authority having jurisdiction over each Property (“Zoning Evidence”), and (b) evidence reasonably satisfactory to Purchaser that none of the Properties is within a 100-year flood plain or a “Special Flood Hazard Area” as designated by the Federal Emergency Management Agency.  The Surveys shall show all improvements and shall plot all exceptions shown on the applicable Title Commitment (to the extent plottable), certified in favor of Purchaser, any requested Affiliate of Purchaser and Title Company in a manner reasonably acceptable to Purchaser and prepared in accordance with the appropriate “ALTA/NSPS” minimum standards.  The cost of the Surveys shall be included in Transaction Costs, payable as set forth in and subject to Section 1.05.

Section 2.04.  Environmental.  Purchaser shall order a current Phase I environmental investigation report for each of the Properties, and if any environmental investigation report recommends additional subsurface investigation of any Property, Seller shall permit Purchaser to perform such additional subsurface investigation (each Phase I environmental investigation report and each additional subsurface investigation report, an “Environmental Report”), from a reputable environmental inspection company selected by Purchaser, detailing and analyzing certain aspects of any such Property; provided, however, that, notwithstanding the foregoing, if Seller fails or refuses to either (x) permit any such additional subsurface investigation or (y) obtain environmental insurance providing coverage acceptable to Purchaser in its sole discretion for any individual Property, then, subject to Section 2.09, Purchaser shall have the right to terminate this Agreement as to the applicable individual Property upon prior written notice to Seller, in which event neither party will have any further obligations or liability hereunder with respect to such individual Property, except for those obligations expressly stated to survive such termination.  Notwithstanding the foregoing,  Purchaser shall not be permitted to conduct borings of the Property or drilling in or on the Property, or any other invasive testing, in connection with the preparation of an environmental audit or in connection with any other inspection of the Property without the prior written consent of Seller (and, if such consent is given, Purchaser shall be obligated to pay to Seller on demand the cost of repairing and restoring any borings or holes created or any other damage caused by or in connection with such audit or inspection). The cost of the Environmental Reports shall be included in Transaction Costs, payable as set forth in and subject to Section 1.05.

Section 2.05.  Valuation.  Purchaser shall order current site inspections and valuations of the Properties, separately stating values for the Real Property and improvements for each of the Properties, from Duff & Phelps (each a “Valuation”, and collectively, the “Valuations”).  Each Valuation shall be in form and substance reasonably acceptable to Purchaser, and shall be certified to Purchaser and any requested Affiliate of Purchaser. The cost of the Valuations shall be included in Transaction Costs, payable as set forth in and subject to Section 1.05.

Section 2.06.  Property Condition Reports.  Purchaser shall order current property condition assessments and limited compliance audits as required for the Properties from one or more reputable inspection companies selected by Purchaser (collectively, the “Property Condition Reports”).  Each Property Condition Report shall be in form and substance reasonably acceptable to Purchaser, and shall be certified to Purchaser and any requested Affiliate of Purchaser. The cost of the Property Condition Reports shall be included in Transaction Costs, payable as set forth in and subject to Section 1.05.

Section 2.07.  Inspections.  From the Effective Date and for a period of thirty (30) days thereafter (the “Inspection Period”), (a) Purchaser may perform whatever investigations, tests and inspections (collectively, the “Inspections”) with respect to any one or more of the Properties that Purchaser deems reasonably appropriate; and (b) Seller shall, upon reasonable notice and at all reasonable times, (i) provide Purchaser and Purchaser’s officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with reasonable access to the Properties, all drawings, plans, specifications and all engineering reports for and relating to the Properties in the possession or under the control of Seller, the material files and correspondence relating to the Properties, and the records relating to the ownership, operation, and maintenance of the Properties, and (ii) allow such Persons to make such inspections, tests, copies, and verifications as Purchaser considers reasonably necessary.  Prior to Purchaser’s entry or inspection of the Property, Purchaser shall ensure that each vendor or third party entering a Property shall maintain commercial general liability insurance with commercially reasonable limits, coverages and insurers, which limits shall not be less than $1,000,000.

Section 2.08.  Purchaser’s Right to Terminate.  Notwithstanding any provision contained herein, in addition to its right to terminate this Agreement as set forth in Section 2.01(d), if, prior to the expiration of the Inspection Period, (a) Purchaser fails to obtain the approval of the Transaction from Purchaser’s Investment Committee, (b) Purchaser determines, in its sole discretion, that any Property is not satisfactory, or (c) Purchaser and Lessee are unable to agree upon the terms and conditions of the Leases as provided in Section 1.03, then Purchaser shall have the option, upon written notice to Seller on or before the expiration of the Inspection Period (the “Due Diligence Termination Notice”) to (i) terminate this Agreement, in which event neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination, or (ii) if Purchaser elects to terminate because a Property or Properties is not satisfactory, subject, to Section 2.09, remove the applicable Property or Properties from the Properties to be conveyed hereunder, with a reasonably appropriate adjustment to the Purchase Price, and proceed to close with respect to the remaining Properties. If Purchaser fails to timely deliver the Due Diligence Termination Notice prior to the expiration of the Inspection Period, TIME BEING OF THE ESSENCE, then Purchaser’s right to terminate this Agreement pursuant to this Section 2.08 shall be deemed null and void and of no further force and effect, and Purchaser shall be deemed to have elected to consummate the Transaction in accordance with this Agreement.

Section 2.09.  Partial Termination.  Notwithstanding anything to the contrary contained herein, if Purchaser desires to terminate this Agreement pursuant to Sections 2.01(d), 2.04, 2.08 and/or 7.02 as to five (5) or more Properties, then Purchaser shall be required, as its sole remedy, to terminate this Agreement in its entirety, unless Seller agrees to the termination of the Agreement only as to the affected Properties, in which event the affected Properties shall be removed from the Properties to be conveyed hereunder with a reasonably appropriate adjustment to the Purchase Price, and Purchaser shall proceed to close with respect to the remaining Properties.

ARTICLE III

CLOSING

Section 3.01.  Closing Date.  Subject to the provisions of Article V of this Agreement, the closing date of the Transaction contemplated by this Agreement (the “Closing”) shall be set by mutual agreement of Seller and Purchaser (the “Closing Date”); provided, however, that the Closing Date shall not extend beyond the Closing Deadline.  The parties shall deposit with the Title Company all documents (including without limitation, the executed Transaction Documents, as applicable) as necessary to comply with the parties’ respective obligations hereunder on or before the Closing Date or as otherwise mutually agreed upon by the parties.  The parties shall deposit all funds required hereunder with the Title Company, as escrow agent on or before the Closing Date.

Section 3.02.  Funding.  Notwithstanding any provision contained in this Agreement, funding of the Transaction by Purchaser shall be contingent upon the delivery of the executed Transaction Documents required to be delivered by Seller pursuant to the terms hereof, satisfaction of the conditions precedent set forth herein and confirmation by Purchaser’s counsel and Seller’s counsel that it or the Title Company has possession of all Transaction Documents required to be delivered by Seller and Purchaser hereunder.

Section 3.03.  Possession.  Possession of the Properties, free and clear of all tenants or other parties in possession, except in accordance with the Leases, shall be delivered to Purchaser on the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.  Seller.  Seller represents and warrants to Purchaser as of the Effective Date as follows:

(a)         Organization and Authority.  Seller is duly organized or formed, validly existing and in good standing under the laws of its state of Delaware, and is qualified as a foreign limited liability company to do business in any jurisdiction where such qualification is required.  Seller has all requisite limited liability company power and authority to own and operate the Properties, to execute, deliver and perform its obligations under this Agreement and all of the other applicable Transaction Documents, and to carry out the Transaction.  The Person who has executed this Agreement on behalf of Seller has been duly authorized to do so.

(b)        Enforceability of Documents.  Upon execution by Seller, this Agreement and the other applicable Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c)          No Other Agreements and Options.  Neither Seller nor any Property is subject to any right of first refusal, option to purchase or lease granted to a third party, which could or would (i) prevent Seller from completing, or impair Seller’s ability to complete, the sale of the Properties under this Agreement or the subsequent lease of the Properties pursuant to the Leases, or (ii) bind Purchaser subsequent to consummation of the Transaction.  Other than the Existing Leases and except as otherwise disclosed by Seller in writing to Purchaser or set forth in the Seller Documents, there is no lease in place, nor has there been any lease in place within the last twelve (12) months of the Effective Date, related to all or any part of any Property, even if any such lease will be terminated upon Closing.

(d)         No Violations.  The authorization, execution, delivery and performance of this Agreement and the other applicable Transaction Documents will not (i) violate any provisions of the organizational documents of Seller, (ii) to Seller’s knowledge, result in a violation of or a conflict with, or constitute a default under any other document, instrument or agreement to which Seller is a party or by which Seller or the Properties are subject or bound, subject to Seller’s obtaining consent of the Existing Lender, or (iii) to Seller’s knowledge, violate any law, statute, regulation, rule, ordinance, code, rule or order of any court or Governmental Authority applicable to Seller or the Properties.

(e)          Compliance.  Seller (i) has not received any written notification from any Governmental Authority having jurisdiction of the Properties that it or the Properties are in violation of (i) any applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, and the Americans With Disabilities Act of 1990, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to the Properties or the Seller (collectively, the “Legal Requirements”), and (ii) has not received any written notification that the Properties are in violation of any restrictions, covenants and encumbrances of record with respect to the Properties.

(f)         Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws.  Without in any way limiting the provisions of Section 4.01(e), Seller is not currently identified on the OFAC List, and is not a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

(g)         Litigation.  There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or involving or, to the  best of Seller’s knowledge, threatened in writing against, Seller or any of the Properties before any Governmental Authority, except as has been disclosed in writing by Seller, which if determined adversely, would have a material adverse effect on the use or operation of the Properties or the ability of Seller to perform under this Agreement or any other applicable Transaction Documents.

(h)        No Mechanics’ Liens.  To Seller’s knowledge, there are no outstanding accounts payable, mechanics’ liens, or rights to claim a mechanics’ lien in favor of any materialman, laborer, or any other Person in connection with labor or materials furnished to or performed on any portion of the Properties, which are contracted for by Seller and which will not have been fully paid for on or before the Closing Date or, to Seller’s knowledge, which might provide the basis for the filing of such liens against the Properties or any portion thereof.  Except as otherwise disclosed in writing by Seller to Purchaser, to Seller’s knowledge, no work has been performed or is in progress nor have materials been supplied to any of the Properties, in each case, by or on behalf of Seller, prior to the Effective Date, which will not have been fully paid for on or before the Closing Date or which is reasonably likely to provide the basis for the filing of such liens against the Properties or any portion thereof.  Seller shall be responsible for any and all claims for mechanics’ liens and accounts payable that have arisen or may subsequently arise due to agreements entered into by or on behalf of Seller for and/or any work performed on, or materials supplied to any of the Properties, in each case, for the benefit of Seller, prior to the Closing Date, and Seller shall and does hereby agree to defend, indemnify and forever hold Purchaser harmless from and against any and all such mechanics’ lien claims relating to the Properties.

(i)          Condition of the Properties.  To Seller’s knowledge, the improvements owned by Seller at each of the Properties (excluding the fixtures and equipment) are in such condition and repair as is consistent with Seller’s past practice.

(j)          Condemnation.  No condemnation or eminent domain proceedings affecting any Property have been commenced or, to the best of Seller’s knowledge, are contemplated.

(k)         Licenses and Permits.  Seller possesses all required licenses, permits and other authorizations presently required by any Governmental Authority pursuant to applicable provisions of law to permit the lease of the Properties to the Lessee.

(l)          Intentionally Omitted.

(m)        Environmental.

(i)           To Seller’s knowledge, the Properties are not in violation of any Hazardous Materials Laws and there is no past or present non-compliance with Hazardous Materials Laws, or with permits issued pursuant thereto, in connection with the Properties.

(ii)            Seller has not received any written notice from any Governmental Authority relating to Hazardous Materials or USTs at the Properties in violation of any Hazardous Materials Law.

(n)          Financial Statements. The Financial Statements (i) have been prepared based on the books and records of Seller with respect to the Properties, and (ii) except as otherwise disclosed to Purchaser in writing, present fairly in all material respects the revenues and expenses of the respective Properties as of the respective dates and for the respective periods presented.

(o)          Solvency.  There is no contemplated, pending or threatened (in writing) Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Seller.

(p)         Satisfaction of Conditions Precedent.  From the Effective Date through the Closing Date, Seller shall use commercially reasonable efforts to satisfy all conditions set forth in Section 5.01 of this Agreement on or prior to the Closing Date.

(q)         No Bankruptcy Petition.  Seller hereby agrees that it shall not institute against, or join any other Person in instituting against, Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or any other proceeding under any federal or state bankruptcy or similar law.  The provisions of this Section shall survive the Closing or termination of this Agreement for a period of one (1) year.  Notwithstanding the foregoing, the provisions of this Section shall in no way limit any other rights Seller may have with respect to this Agreement, either at law or in equity.

(r)          State Bulk Sales Statutes.  Seller represents and warrants to Purchaser that no bulk sales statutes promulgated by any Governmental Authority (“Bulk Sales Statutes”) apply as a result of the sale of any of the Properties.]  Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all actual losses, actual out-of-pocket costs, damages, actual out-of-pocket expenses (including without limitation, court costs and reasonable attorney’s fees) and liabilities which are incurred by Purchaser, and/or any and all claims, demands, suits, proceedings and causes of action which are brought or raised against Seller or Purchaser, as a result of or arising from (i) any claim that Purchaser has any liability or obligations under the Bulk Sales Statutes (including without limitation, any tax obligations or liabilities (or interest or penalties connected therewith) of Seller) by reason of the Transaction; or (ii) the failure of Purchaser to withhold any of Seller’s unpaid tax obligations, liabilities, interest or penalties thereon from the Purchase Price or otherwise as required under any Bulk Sales Statutes; provided, however, that Seller shall not be liable for and have no indemnification obligations to Purchaser hereunder for any taxes that are the obligation of Lessee pursuant to the Leases.

All representations and warranties of Seller made in this Section 4.01 shall be true as of the Effective Date, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date; provided, however, Seller shall have the right to update such representations and warranties prior to the Closing Date upon prior written notice to Purchaser (i) to the extent the same are rendered untrue by changes, following the Effective Date, in factual circumstances that are beyond Seller’s reasonable control or are within Seller’s control but are not the result of a breach of this Agreement by Seller or (ii) to the extent the underlying inaccuracy was actually known to Purchaser prior to the expiration of the Inspection Period. In the event any of the Seller’s representations or warranties stated in this Section 4.01 prove to be untrue as of the date of Closing in any material respect and Purchaser knows about same, Purchaser shall have as its sole and exclusive remedy the option of (i) waiving such representation or warranty and closing this Transaction without adjustment to the Purchaser Price, or (ii) of terminating this Agreement in which event neither party will have any further obligations or liability hereunder except for those obligations expressly stated to survive such termination. The representations and warranties of Seller contained in this Section 4.01 shall survive the Closing for twelve (12) months following the Closing Date.  Purchaser will not have any right to bring any action against Seller for Losses incurred by Purchaser as a result of any untruth or inaccuracy of such representations and warranties, or any such breach, pursuant to this Section 4.01 (i) unless such Losses arise from actual claims against Purchaser by any third party that is not Affiliated with Purchaser on account of a breach of such representations and warranties, and (ii) unless and until the aggregate amount of all Losses incurred by Purchaser arising out of any such untruth or inaccuracy, or any such breach, exceeds $25,000. Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants herein or in any document executed and delivered by Seller to Purchaser in connection with the consummation of the transaction contemplated hereby if prior to the Closing, Purchaser has actual knowledge of any breach of a representation, warranty or covenant of Seller herein or in any document executed and delivered by Seller to Purchaser in connection with the consummation of the transaction contemplated hereby, or Purchaser obtains actual knowledge that contradicts any of Seller’s representations and warranties , and Purchaser nevertheless consummates the Transaction contemplated by this Agreement.  Purchaser shall be deemed to have actual knowledge of the Seller Documents. Notwithstanding anything to the contrary herein, Purchaser agrees that Seller shall have no liability under this Agreement or otherwise for any breach or failure of any representation, warranty or covenant if Purchaser or any direct or indirect owner or affiliate of Purchaser caused such breach or failure.

For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to Seller’s knowledge,” or the “knowledge” of any Seller or words of similar import are used, they shall be deemed to refer to facts within the actual knowledge only of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of Seller and no others, at the times indicated only, with a reasonable duty of inquiry.

EXCEPT FOR THE EXPRESS REPRESENTATIONS SET FORTH IN THIS SECTION 4.01 AND THE DEEDS, SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS.

Section 4.02.  Purchaser.  Purchaser represents and warrants to, and covenants with, Seller as follows:

(a)         Organization and Authority.  Purchaser is duly organized, validly existing and in good standing under the laws of its state of formation.  Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party and to carry out the Transaction.  The Person who has executed this Agreement on behalf of Purchaser has been duly authorized to do so.

(b)         Enforceability of Documents.  Upon execution by Purchaser, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c)         Litigation.  There are no actions or proceedings pending against or involving Purchaser before any Governmental Authority which in any way adversely affect or may adversely affect Purchaser or Purchaser’s ability to perform under this Agreement and the other Transaction Documents to which it is a party.

(d)         Satisfaction of Conditions Precedent.  From the Effective Date through the Closing Date, Purchaser agrees to use commercially reasonable efforts to satisfy all conditions set forth in Section 5.02 of this Agreement on or prior to the Closing Date.

All representations and warranties of Purchaser made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date, and, together with the covenants made by Purchaser herein, shall survive Closing for a period of twelve (12) months.  In the event any of Purchaser’s representations or warranties stated in this Section 4.02 prove to be untrue as of the date of Closing and Seller knows about same, Seller shall have as its sole and exclusive remedy the option of (i) waiving such representation or warranty and closing this Transaction without adjustment to the Purchaser Price, or (ii) of terminating this Agreement in which event neither party will have any further obligations or liability hereunder except for those obligations expressly stated to survive such termination.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

Section 5.01.  Purchaser’s Conditions to Closing.  Purchaser shall not be obligated to close and fund the Transaction until the fulfillment (or written waiver by Purchaser) of all of the following conditions:

(a)          Seller and Lessee, as appropriate, shall have delivered to Purchaser or the Title Company, as applicable, the following items:

(i)            The Deeds;

(ii)          Such organizational documents, including those documents evidencing the legal status and good standing, of Seller that may be reasonably required by the Title Company for issuance of the Title Policies, including, without limitation, certificates of good standing;

(iii)          Fully executed originals of (A) the Leases, together with fully executed originals of memoranda thereof for all of the Properties (collectively, the “Memoranda of Lease”), and (B) all of the other Transaction Documents;

(iv)          Certificates evidencing the insurance coverage, limits and policies to be carried by Lessee under and pursuant to the terms of the Leases, on the forms and containing the information required by Purchaser, as landlord  (“Lease Proof of Insurance”);

(v)           A certificate of an officer, manager or general partner, as applicable, of each of Seller and Lessee, together with copies of each entity’s (A) articles of organization or certificate of formation, as applicable, amended to date; (B) operating agreement, bylaws or partnership agreement, as applicable, amended to date; (C) resolutions authorizing the Transaction and the execution of this Agreement and the other Transaction Documents, and identifying the Person(s) authorized to execute this Agreement and the other Transaction Documents; and (D) original certificates of good standing or similar documents from the states in which each entity was organized or formed, and original certificates of qualification or similar documents from the state or states where the Properties are located;

(vi)          A duly executed affidavit from Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and 1984 Tax Reform Act, in the form attached hereto as Exhibit C (“Non‑Foreign Seller Certificate”);

(vii)         Closing settlement statements approved by Seller and Purchaser to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement; and

(viii)        Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Purchaser to consummate the Transaction as contemplated by this Agreement.

(b)          Purchaser shall have received the Title Company’s irrevocable commitment to insure title by means of the Title Policies.

(c)          No material adverse change shall have occurred in the respective financial conditions of Lessee or any Property from the Effective Date.

(d)          All representations and warranties of Seller set forth herein shall have been true and correct in all material respects when made, and all covenants, agreements and conditions required to be performed or complied with by Seller prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Seller in all material respects prior to or at such time or waived in writing by Purchaser.

(e)          No event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a material breach or material default hereunder or under any other Transaction Document, or any other agreements between or among Purchaser, Seller or Lessee.

(f)          Seller shall have caused all Existing Leases and, unless otherwise agreed to in writing by Purchaser, all subleases to which Seller is party of any or all of the Properties existing at Closing, at Purchaser’s sole option, to be terminated as of the Closing Date or subordinated to the Leases pursuant to subordination agreements in form and substance reasonably satisfactory to Purchaser.

Upon the fulfillment or Purchaser’s written waiver of all of the above conditions, Purchaser shall deposit funds necessary to close this Transaction with the Title Company and upon the fulfillment or Seller's written waiver of the conditions set forth in Section 5.02, this Transaction shall close in accordance with the terms and conditions of this Agreement.  Unless otherwise agreed, all of the documents to be delivered at Closing shall be dated as of the Closing Date.

Section 5.02.  Seller’s Conditions Precedent to Closing.  Seller shall not be obligated to close the Transaction until the fulfillment (or written waiver by Seller) of all of the following conditions:

(a)          Purchaser shall have delivered to the Title Company the Purchase Price, as adjusted pursuant to the requirements of this Agreement;

(b)         Purchaser shall have caused to be executed and delivered to Seller, the Title Company or Lessee, as applicable, fully executed originals of all documents required to be delivered by this Agreement and the Transaction Documents, as well as executed original counterparts of the Leases and the Assignment of Warranties;

(c)          Purchaser and Seller shall have approved the Title Company settlement statements that reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement;

(d)          Purchaser shall have delivered such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Purchaser to consummate the Transaction as contemplated by this Agreement; and

(e)         All representations and warranties of Purchaser set forth herein shall have been true and correct in all material respects when made, and all covenants, agreements and conditions required to be performed or complied with by Purchaser prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Purchaser in all material respects or waived in writing by Seller prior to or at such time.

ARTICLE VI

DEFAULTS; REMEDIES

Section 6.01.  Default.  Each of the following shall be deemed an event of default, in each case, if not cured within five (5) Business Days of written notice from the non-defaulting party to the defaulting party (each, an “Event of Default”):

(a)          If any representation or warranty of Seller or Purchaser set forth in this Agreement is false in any material respect;

(b)          If Seller or Purchaser fails to perform any of its material obligations under this Agreement; or

(c)          If any Insolvency Event shall occur with respect to Seller or Purchaser.

For the avoidance of doubt, the parties acknowledge that any failure of Seller to timely satisfy the conditions precedent to Purchaser’s obligations to effect the Closing, which failure results from an act or omission of a third party (such as, by way of example only, Seller’s failure to cause title to be delivered to Purchaser in the manner set forth in this Agreement) shall not be deemed a default or Event of Default by Seller hereunder, and Purchaser’s sole remedy by reason thereof shall be to terminate this Agreement.

Section 6.02.  Remedies.  Upon any Event of Default, the non-defaulting party shall be entitled to exercise, at its option and as its sole and exclusive remedy, one of the following remedies:

(a)         The non-defaulting party may terminate this Agreement by giving written notice to the defaulting party and recover from the defaulting party all reasonable and verified out-of-pocket costs and expenses incurred by the non-defaulting party hereunder (including without limitation, the Transaction Costs, any other due diligence costs, and the reasonable and verified fees and costs of legal counsel or other advisors), in which event neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination; or

(b)          The non-defaulting party may waive the Event of Default and proceed with the Closing.

ARTICLE VII

MISCELLANEOUS

Section 7.01.  Transaction Characterization.

(a)         The parties intend that (i) all components of the Transaction shall be considered a single integrated transaction and shall not be severable; and (ii) the Leases shall constitute one (1) or more master leases of all of the Properties, and is a unitary, unseverable instrument pertaining to all, but not less than all, of the Properties, and none of the Leases or Lessee’s rights, obligations or duties may be divided or otherwise allocated by Lessee among the Properties, except as contemplated by the Leases.

(b)        The parties intend that the conveyance of the Properties to Purchaser be an absolute conveyance in effect as well as form, and that the instruments of conveyance to be delivered at Closing shall not serve or operate as a mortgage, equitable mortgage, deed of trust, security agreement, trust conveyance or financing or trust arrangement of any kind, nor as a preference or fraudulent conveyance against any creditors of Seller.  After the execution and delivery of the Deeds, Seller will have no legal or equitable interest or any other claim or interest in the Properties, other than the interest, if any, set forth in the Leases. The parties also intend for the Leases to be a true lease and not a transaction creating a financing lease, capital lease, equitable mortgage, mortgage, deed of trust, security interest or other financing arrangement, and the economic realities of the Leases are those of a true lease. Notwithstanding the existence of the Leases, neither party shall contest the validity, enforceability or characterization of the sale and purchase of the Properties by Purchaser pursuant to this Agreement as an absolute conveyance, and both parties shall support the intent expressed herein that the purchase of the Properties by Purchaser pursuant to this Agreement provides for an absolute conveyance and does not create a joint venture, partnership, equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.

(c)         Each of the parties hereto agrees that it will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 7.01.

Section 7.02.  Risk of Loss.

(a)        Condemnation.  If, prior to Closing, action is initiated to take any of the Properties, or any portion thereof, by eminent domain proceedings or by deed in lieu thereof, then subject to Section 2.09, Purchaser may elect at or prior to Closing, to (i) remove the applicable Property or Properties from the Properties to be conveyed hereunder, with an appropriate adjustment to the Purchase Price, and proceed to close with respect to the remaining Properties, or (ii) proceed to close, in which event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

(b)         Casualty.  Seller assumes all risks and liability for damage to or injury occurring to any of the Properties by fire, storm, accident, or any other casualty or cause until the Closing has been consummated.  If any of the Properties, or any part thereof, suffers any damage prior to the Closing from fire or other casualty, which Seller, at its sole option, does not elect to fully repair, then subject to Section 2.09, Purchaser may elect at or prior to Closing, to (i) remove the applicable Property or Properties from the Properties to be conveyed hereunder, with an appropriate adjustment to the Purchase Price, and proceed to close with respect to the remaining Properties, or (iii) consummate the Closing, in which event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage (less an amount equal to any expense and costs reasonably incurred by Seller to repair or restore the Properties, which shall be payable to Seller upon Seller’s delivery to Purchaser of satisfactory evidence thereof), to the extent that the amount of such insurance does not exceed the Purchase Price, shall be assigned to Purchaser at Closing, and Purchaser shall be entitled to a credit in the amount of Seller’s deductible at Closing.

(c)          Maintenance of the Properties and Insurance.   From the Effective Date until Closing, Seller shall continue to maintain the Properties or cause the Properties to be maintained in their respective conditions as of the Effective Date, and shall continue to maintain or cause to be maintained all insurance for the Properties in the same or greater amounts, with the same or greater coverage, and subject to the same or lower deductibles as in existence as of the Effective Date.

Section 7.03.  Notices.  All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Agreement (collectively called “Notices”) shall be in writing and given by (a) hand delivery, (b) express overnight delivery service, (c) email transmission, or (d) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (i) receipt, if hand delivered, (ii) the next Business Day, if delivered by a reputable express overnight delivery service, (iii) receipt of confirmation of email, if delivered by email, or (iv) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested.  Notices shall be provided to the parties and addresses (or email addresses, as applicable) specified below:

If to Seller:	Luby’s, Inc. 13111 Northwest Freeway, Suite 600 Houston, Texas 77040 Attn: John Garilli, Interim President Email: jgarilli@winthropcapital.com
With a copy to:	Gibson, Dunn & Crutcher LLP 811 Main Street Suite 3000 Houston, TX 77002-6117 Attention: Kimberly Schlanger Email: KSchlanger@gibsondunn.com
If to Purchaser:	STORE Capital Acquisitions, LLC 8377 E. Hartford Drive, Suite 100 Scottsdale, AZ 85255 Attention: Jennifer Neifert Email: jneifert@storecapital.com
With a copy to:
Kutak Rock LLP
1801 California Street, Suite 3000
Denver, CO  80202
Attention:     Nathan P. Humphrey, Esq. and
Kelly G. Reynoldson, Esq.
Email:  nathan.humphrey@kutakrock.com and
            kelly.reynoldson@kutakrock.com

or to such other address or such other Person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.  Whenever in this Agreement the giving of Notice is required, the giving thereof may be waived in writing at any time by the Person or Persons entitled to receive such Notice.

A copy of any Notice delivered pursuant to this Section shall also contemporaneously be delivered in the manner herein specified to any mortgagee or assignee of Purchaser’s interest which shall have duly notified Seller in writing of its name and address.

Section 7.04.  Assignment.  Purchaser may assign its rights under this Agreement in whole or in part at any time to an Affiliate of Purchaser who shall act as lessor under the Leases, provided that prior to the expiration of the Inspection Period, Purchaser delivers to Seller written notice of the identity of Purchaser's assignee and, prior to Closing, provides the Title Company with any organizational documents it requires and provides to Seller and the Title Company all necessary assignment documentation.  Notwithstanding the foregoing, Purchaser shall not be relieved of any of its rights or obligations under this Agreement in connection with such assignment.    Seller shall not, without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in the Properties, any of Seller’s rights under this Agreement or any interest in Seller, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise (it being acknowledged that the Properties are, as of the Effective Date, encumbered by the Existing Mortgages which will be released at Closing).

Section 7.05.  Indemnity.

(a)        Subject to Section 4.01, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, and their respective officers, directors, shareholders, managers, members, employees, representatives, successors and assigns, as applicable (collectively, the “Indemnified Parties”), from and against any and all Losses arising from or connected with (i) breach of any of the representations, warranties, covenants, agreements or obligations of Seller set forth in Section 4.01 of this Agreement (to the extent such Losses arise from claims against Purchaser by third parties that not Affiliated with Purchaser on account of a breach such representations, warranties, covenants, agreements or obligations), and (ii) the ownership and operation of the Properties prior to the Closing Date.  Without limiting the generality of the foregoing, such indemnity shall include, without limitation, any Losses incurred with respect to any engineering, governmental inspection and reasonable attorneys’ fees and expenses that the Indemnified Parties may incur by reason of any environmental condition or by reason of any investigation or claim of any Governmental Authority in connection therewith.  The obligations under this Section 7.05(a) shall survive Closing for period of twelve (12) months.

(b)         Purchaser shall indemnify, defend and hold harmless Seller from and against any and all Losses of any nature arising from or connected with (i) breach of any of the representations, warranties, covenants, agreements or obligations of Purchaser set forth in this Agreement, and (ii) the Inspections.  Seller will not have any right to bring any action against Purchaser for Losses hereunder until the aggregate amount of all Losses incurred by Seller exceeds $25,000.  The obligations under this Section 7.05(b) shall survive Closing for period of twelve (12) months.

Section 7.06.  Brokerage Commission.  Each of the parties represents and warrants to the other that neither party has dealt with, negotiated through or communicated with any broker in connection with this Transaction, except for JLL whose commission shall be paid by Seller pursuant to a separate agreement between Seller and such broker.  Each party shall indemnify, defend and hold harmless the other party from and against any and all claims, actual loss, actual out-of-pocket costs and expenses, including reasonable attorneys’ fees, resulting from any claims made against the indemnified party by any broker claiming a commission or fee by, through or under such indemnifying party.  The parties’ respective obligations under this Section 7.06 shall survive Closing or termination of this Agreement.

Section 7.07.  Reporting Requirements.  The parties agree to comply in all material respects with any and all reporting requirements applicable to the Transaction which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority, and further agree upon request, to furnish the other party with evidence of such compliance.

Section 7.08.  Disclosures.  Except as expressly set forth in Sections 7.07 and 7.16 and this Section 7.08 and as required by law or judicial action, prior to Closing neither Seller nor Purchaser will make any public disclosure of this Agreement or the other Transaction Documents, the Transaction or the provisions of the Transaction Documents without the prior consent of the other party hereto.  The parties further agree that, notwithstanding any provision contained in this Agreement, any party (and each employee, representative or other agent of any party) may disclose to any and all Persons, without limitation of any kind, any matter required under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.  Seller shall be permitted to issue (i) one or more Form 8-Ks and/or a Form 10-K, including, without limitation a Form 8-K substantially in the form attached hereto as Exhibit E, and (ii) a press release describing the general terms of the Transaction in a manner similar to the Form 8-K; provided that each shall otherwise be in form and substance as determined by Seller in its sole discretion. Seller may (but shall not be obligated to) take into account any reasonable comments from Purchaser.

Section 7.09.  Time is of the Essence.  The parties hereto expressly agree that time is of the essence with respect to this Agreement.

Section 7.10.  Non-Business Days.  If the Closing Date or the date for delivery of a notice or performance of some other obligation of a party falls on a Saturday, Sunday or legal holiday in the state in which any Property is located, then the Closing Date or such notice or performance shall be postponed until the next Business Day.

Section 7.11.  Waiver and Amendment.  No provision of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought.  Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

Section 7.12.  Limitation on Liability.  Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement and the Leases, that (a) there shall be absolutely no personal liability on the part of any director, officer, manager, member, employee or agent of either party with respect to any of the terms, covenants and conditions of this Agreement, (b) each party waives all claims, demands and causes of action against the other party’s directors, officers, managers, members, employees and agents in the event of any breach by such other party of any of the terms, covenants and conditions of this Agreement , and (c) each party shall look solely to the assets of the other party for the satisfaction of each and every remedy in the event of any breach of any of the terms, covenants and conditions of this Agreement, such exculpation of liability to be absolute and without any exception whatsoever.

Section 7.13.  Headings; Internal References.  The headings of the various sections and exhibits of this Agreement have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Agreement.  Unless stated to the contrary, any references to any section, subsection, exhibit and the like contained herein are to the respective section, subsection, exhibit and the like of this Agreement.

Section 7.14.  Construction Generally.  This is an agreement between parties who are experienced in sophisticated and complex matters similar to the Transaction and the other Transaction Documents, is entered into by both parties in reliance upon the economic and legal bargains contained herein and therein, and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party.  Seller and Purchaser were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

Section 7.15.  Further Assurances.  Each of the parties agrees, whenever and as often as reasonably requested so to do by the other party or the Title Company, to execute, acknowledge, and deliver, or cause to be executed, acknowledged, or delivered, any and all such further conveyances, assignments, confirmations, satisfactions, releases, instruments, or other documents as may be necessary, expedient or proper, in order to complete any and all conveyances, transfers, sales and assignments herein provided and to do any and all other acts and to execute, acknowledge and deliver any and all documents as so requested in order to carry out the intent and purpose of this Agreement.

Section 7.16.  Intentionally Omitted.

Section 7.17.  Attorneys’ Fees.  In the event of any controversy, claim, dispute or proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other costs in addition to any other relief to which it may be entitled.

Section 7.18.  Entire Agreement. This Agreement and all other Transaction Documents, and all other certificates, instruments or agreements to be delivered hereunder and thereunder constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Seller and Purchaser with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Seller and Purchaser, (a) this Agreement shall supersede any previous discussions, letters of intent, agreements and/or term or commitment letters relating to the Transaction, including without limitation, the Letter of Intent and any and all agreements related to confidentiality, exclusivity, non-competition, non-solicitation of employees, non-solicitation or pursuit of any business opportunity represented by the Transaction, or any other term or condition which restricts any business activity of Purchaser or its affiliates, (b) the terms and conditions of this Agreement shall control notwithstanding that such terms are inconsistent with or vary from those set forth in any of the foregoing agreements, and (c) this Agreement may only be amended by a written agreement executed by Purchaser and Seller.  The provisions of this Section shall survive the Closing.

Section 7.19.  Forum Selection; Jurisdiction; Venue.  For purposes of any action or proceeding arising out of this Agreement, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the state in which the Properties are located.  Each of Seller and Purchaser consents that it may be served with any process or paper by registered mail or by personal service within or without the state in which the Properties are located in accordance with applicable law.  Furthermore, each of Seller and Purchaser waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper.

Section 7.20.  Separability; Binding Effect; Governing Law.  Each provision hereof shall be separate and independent, and the breach of any provision by Purchaser or Seller shall not discharge or relieve Purchaser or Seller from any of its obligations hereunder.  Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law.  If any provision hereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby.  Subject to the provisions of Section 7.04, all provisions contained in this Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of each party hereto, including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel, in each case to the same extent as if each successor and assign were named as a party hereto.  This Agreement shall be governed by, and construed with, the laws of the applicable state in which the Properties are located, without giving effect to any state’s conflict of laws principles.

Section 7.21.  Survival.  Except for the conditions of Closing set forth in Article V, which shall be satisfied or waived in writing as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of Seller and Purchaser set forth in this Agreement shall survive the Closing to the extent set forth herein.

Section 7.22.  Waiver of Jury Trial and Certain Damages.  THE PARTIES HERETO SHALL AND THEY HEREBY DO INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND/OR ANY CLAIM OR INJURY OR DAMAGE RELATED THERETO.  EACH OF SELLER AND PURCHASER FURTHER WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER PARTY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO.

Section 7.23.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.  Furthermore, the undersigned agree that transmission of a fully executed copy of this Agreement via e-mail in a “.pdf” or other electronic format shall be deemed transmission of the original Agreement for all purposes.

Section 7.24.  IRC Section 1031 Exchange of Property.  The parties agree that a party may elect to complete an Internal Revenue Code 1031 tax-deferred exchange that will not affect the terms and conditions of this Agreement; provided, however, that (a) the non-requesting party will reasonably cooperate with the requesting party to complete such exchange on the conditions that the non-requesting party shall not be obligated to pay, suffer or incur any additional expenses or liabilities (and shall be indemnified by the requesting party for any such additional expenses or liabilities) as a result of cooperating in the requesting party’s exchange and the non-requesting party shall not be obligated to acquire any other real property in connection with such exchange; (b) the non-requesting party shall not have any liability to the requesting party for failure of the exchange to qualify under the Internal Revenue Code and Treasury Regulations; (c) any assignment(s) made by the requesting party in connection with such exchange shall not relieve the requesting party of its obligations under this Agreement; (d) the requesting party shall cause all documentation necessary or appropriate in connection with such exchange to be prepared and available for execution no later than the Closing Date; (e) in no event shall the requesting party’s exercise of the rights afforded under this Section 7.24 permit such party to delay the Closing Date; and (f) the completion of one or more tax-deferred exchanges is not a condition to the performance by the requesting party of its obligations set forth in this Agreement and the requesting party’s failure or inability to consummate any such exchange for any reason or for no reason at all shall not be deemed to excuse or release such requesting party from its obligations under this Agreement or the Leases.

[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

PURCHASER:

STORE CAPITAL ACQUISITIONS, LLC, a Delaware limited liability company

By:	/s/ Jennifer Neifert

Name:	Jennifer Neifert

Title:	Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

SELLER:

LUBY’S FUDDRUCKERS RESTAURANTS, LLC, a Delaware limited liability company

By:	/s/ John Garilli
Name: John Garilli
Title: Interim President

Exhibits:

A.          Defined Terms
B.          Property Addresses / Legal Descriptions
C.          Non-Foreign Seller Certificate
D.          Assignment of Warranties
E.          Form of 8-K

EXHIBIT A

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Agreement:

“Additional Title Objection” has the meaning set forth in Section 2.01(d)(ii).

“Affiliate” or any derivation thereof, means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person.  For purposes of this definition, “controls”, “under common control with” and “controlled by”  means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.

“Assignment of Warranties” means an Assignment of Warranties in the form of Exhibit D, attached hereto.

“Bulk Sales Statutes” has the meaning set forth in Section 4.01(q).

“Business Day” means a day on which banks located in Scottsdale, Arizona or the State of Texas are not required or authorized to remain closed.

“Closing” shall have the meaning set forth in Section 3.01.

“Closing Date” shall have the meaning set forth in Section 3.01.

“Closing Deadline” means five (5) Business Days following the expiration of the Inspection Period (subject to such adjournments of the Closing Date as are expressly permitted by this Agreement) or any other date mutually agreed upon by Seller and Purchaser.

“Deeds” means those certain special warranty deeds whereby Seller conveys to Purchaser all of Seller’s right, title and interest in and to the Properties, free and clear of all Liens, restrictions, encroachments and easements, except the Permitted Encumbrances.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Environmental Report” has the meaning set forth in Section 2.04.

“Event of Default” has the meaning set forth in Section 6.01.

“Existing Mortgages” means, collectively, those mortgages encumbering the Properties in favor of Existing Lender, which mortgages secure the mortgage loan(s) made by Existing Lender to Seller.

“Existing Leases” means one (1) or more leases covering the Properties (or a portion thereof) by and between Seller and Lessee.

“Existing Lender” means MSD PCOF PARTNERS VI, LLC, and its successors and assigns.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof, any other entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants, the presence of which causes any of the Properties to be in violation of any local, state or federal law or regulation, (including without limitation, any Hazardous Materials Law), or are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “contaminants”, “pollutants”, or words of similar import under any applicable local, state or federal law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to:  (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid laws; (b) asbestos in any form which is friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) per- and poly-fluoroalkyl substances; (d) underground storage tanks; and (e) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Hazardous Materials Laws” includes any and all federal, state and local laws, rules, regulations, statutes, and requirements pertaining or relating to the environmental condition of the Properties or to Hazardous Materials.

“Indemnified Parties” has the meaning set forth in Section 7.05.

“Insolvency Event” means (a) a Person’s (i) admitting in writing in any legal proceeding its inability to pay its debts as they become due; or (ii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it a bankrupt or insolvent; (ii) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any such Person, either such proceeding shall remain undismissed for a period of 120 days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate or other formal action to authorize any of the actions set forth above in this definition.

“Inspection Period” has the meaning set forth in Section 2.07.

“Inspections” has the meaning set forth in Section 2.07.

“Leases” has the meaning set forth in Section 1.03.

“Lease Proof of Insurance” has the meaning set forth in Section 5.01(a)(iv).

“Legal Requirements” has the meaning set forth in Section 4.01(e).

“Lessee” means CAL Operating Corporation, a Delaware corporation.

“Letter of Intent” means that certain Letter of Intent dated August 12, 2021 between STORE Capital Corporation, on behalf of Purchaser, and Seller with respect to the Transaction, and any amendments or supplements thereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement (including without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Losses” means any and all claims, lawsuits, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, actual losses, actual out-of-pocket costs fines, penalties, interest, charges, fees, actual out-of-pocket expenses, judgments, decrees, awards, amounts paid in settlement and damages (including, without limitation, reasonable attorneys’ fees, court costs and costs incurred in the investigation, defense and settlement of claims).  In no event shall Purchaser be entitled to seek special, consequential or punitive damages against Seller.

“Memoranda of Lease” has the meaning set forth in Section 5.01(a)(iii).

“Must-Remove Title Objections” means those Title Objections for (a) all mortgages, deeds of trusts, and other liens encumbering the Properties in connection with any financing executed by Seller or expressly assumed by Seller, including, without limitation, the Existing Mortgages, and (b) all judgments and mechanic’s liens, materialmen’s liens, tax liens and similar liens encumbering the Properties that are (i) affirmatively created by Seller (and not by any tenant to any lease at the Properties), or (ii) created by any tenant to any lease at the Properties and are not otherwise being contested by such tenant pursuant to the terms of such existing lease.

“Non-Foreign Seller Certificate” has the meaning set forth in Section 5.01(a)(vi).

“Notices” has the meaning set forth in Section 7.03.

“OFAC List” means the list of specially designated nationals and blocked Persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States.  The OFAC List currently is accessible through the internet website https://home.treasury.gov/policy-issues/financial-sanctions/specially-designated-nationals-and-blocked-persons-list-sdn-human-readable-lists.

“Permitted Encumbrances” means (a) the lien of any real estate taxes, water and sewer charges, not yet due and payable; (b) those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the Title Commitments and in the Title Policies to be issued by Title Company to Purchaser and approved (or deemed approved) by Purchaser in accordance with this Agreement, (c) the Leases and rights of Lessee thereunder; (d) applicable zoning and building ordinances and land use regulations; (e) any exceptions caused by Purchaser, its agents, representatives or employees, such other exceptions as the Title Company shall commit to insure over; and (f) any matters deemed to constitute Permitted Encumbrances under Section 2.01 hereof.

“Person” means any natural person, firm, corporation, partnership, limited liability company, other entity, state, political subdivision of any state, the United States of America, any agency or instrumentality of the United States of America, any other public body or other organization or association.

“Professional Fees” has the meaning set forth in Section 1.05.

“Property” or “Properties” has the meaning set forth in Section 1.01.

“Property Condition Reports” has the meaning set forth in Section 2.06.

“Purchase Price” means the amount specified in Section 1.02.

“Real Property” has the meaning set forth in Section 1.01.

“Seller Documents” has the meaning set forth in Section 2.02.

“Surveys” has the meaning set forth in Section 2.03.

“Title Commitments” has the meaning set forth in Section 2.01(a).

“Title Company” means First American Title Insurance Company located at 2425 E. Camelback Road, Suite 300, Phoenix, Arizona 85016, Attention: Kristin Brown, National Commercial Services, or an alternative title insurance company selected by Purchaser.

“Title Objection” has the meaning set forth in Section 2.01(d)(i).

“Title Policies” has the meaning set forth in Section 2.01(a).

“Transaction” has the meaning set forth in Section 1.01.

“Transaction Costs” means all out‑of‑pocket costs and expenses incurred in connection with the Transaction, including but not limited to (a) the procurement, or if the same is provided by Seller, the update of, any Property Condition Report, Environmental Report, Survey, Title Commitments, Title Policies and all endorsements required by Purchaser, (b) the Valuations, and (c)  all taxes (including stamp taxes and transfer taxes), escrow, closing, transfer and recording fees. Transaction Costs expressly exclude Professional Fees and the cost of any mortgagee’s title insurance policies and endorsements, any mortgage taxes and any mortgage recording fees incurred in connection with Purchaser’s financing of the Transaction.

“Transaction Documents” means this Agreement, the Lease, the Memoranda of Lease, the Deeds, the Lease Proof of Insurance, the Non-Foreign Seller Certificate, the Assignment of Warranties, any and all documents referenced herein and therein, and such other documents, payments, instruments and certificates as are reasonably required by Seller, Purchaser and/or the Title Company.

“UST Regulations” means 40 C.F.R. § 298 Subpart H – Financial Responsibility, or any equivalent state law, with respect to petroleum underground storage tanks (as such term is defined under 40 C.F.R. § 290.12 or any equivalent state law).

“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Hazardous Materials.

“Valuation” or “Valuations” has the meaning set forth in Section 2.05.

“Zoning Evidence” has the meaning set forth in Section 2.03.